EXHIBIT 10.1
CONSULTING AGREEMENT
     This Consulting Agreement (the “Agreement”) is effective September 21, 2011, by and between Centrue Financial Corporation, (the “Company”), and Thomas A. Daiber (the “Consultant”):
RECITALS:
     WHEREAS, the Company and the Consultant desire to set forth their respective rights and obligations in connection with the certain consulting services of the Consultant;
     NOW THEREFORE, in consideration of the premises and of the mutual covenants, agreements and understandings contained herein, the parties hereto agree as follows:
AGREEMENT:
     1. Retention. The Company agrees to retain the Consultant during the Term (as such term is hereinafter defined in Section 4 below) and the Consultant hereby accepts such engagement by the Company, subject to the terms and conditions hereinafter set forth herein. This Agreement establishes the terms of the Consultant’s retention and any payment(s) to which the Consultant is entitled during the Term. The Company and the Consultant retain the right to terminate this Agreement for the reasons described in Section 4 below.
     2. Responsibilities and Duties. During the period from the date hereof through December 31, 2011, the Consultant will provide consulting services to the Company. The Consultant agrees that he desires to participate in the transition to the new President and Chief Executive Officer of the Company (the “President”) and hereby tenders his resignation as an employee and officer of the Company and of the Company’s wholly owned subsidiary, Centrue Bank, (the “Bank”) effective as of the end of the day on September 21, 2011. In addition, the Consultant hereby tenders his resignation as a director of the Company and the Bank, effective as of the end of the day on September 21, 2011. The Company hereby accepts such resignation, effective as of the end of the day on September 21, 2011. In order to facilitate a smooth and orderly transition within Company upon the Consultant’s termination of employment, and to assure access to the Consultant’s unique and valuable services, Company desires to retain the services of the Consultant as a consultant for a specified Term, as described in Section 4 below, on the terms and conditions set forth herein. The Consultant shall perform such services as requested by the President, including, not by way of limitation, working directly with the Capital Committee of the Company’s Board of Directors in its capital raising efforts.
     3. Compensation/Consultant Fee. In consideration of the performance of such services by the Consultant, the Company will pay the Consultant $15,000 per month, payable on the last day of each month (the “Fee”). In the event that the Consultant elects COBRA continuation coverage under the Company’s health plan, the Company shall also pay the Consultant’s COBRA premiums through December 31, 2011 or the date this Agreement terminates, if earlier. In the event this Agreement terminates pursuant to Section 4 prior to December 31, 2011, for the month in which such termination occurs (the “Termination Month”), the Company shall pay the Consultant a pro-rata portion of $15,000 determined by dividing the number of days of the Termination Month through the termination date divided by the total number of days in such month. The Consultant’s right to payment or the right to retain payment of any amount payable under this Section 3 is contingent upon the Consultant’s execution of a release of claims satisfactory to the Company.
     4. Consulting Term. The period of the Consultant’s retention by the Company under this Agreement (the “Term”) shall commence on September 22, 2011 and terminate on December 31, 2011, or such earlier date upon the occurrence of any of the following events:
(A)	the death or retirement of the Consultant; or

(B)	the Consultant’s Disability. For purposes of this Agreement, “Disability” shall mean a physical or mental condition of the Consultant that prevents him from performing the consulting services described above as determined by the President and the Board of Directors of the Company; or

(C)	termination of this Agreement by the Board of Directors of the Company for “Cause,” which shall mean: (1) the Consultant engages in act(s) or omission(s) constituting dishonesty, willful misconduct, intentional breach of fiduciary obligation or intentional wrongdoing or malfeasance, in each case that results in substantial harm to the business or property of the Company; (2) the Consultant is convicted of a felony; or (3) the Consultant substantially non-performs his assigned duties for a period of thirty (30) days after the Company has given written notice to the Consultant of such non-performance and its intention to terminate this Agreement because of such non-performance.
     5. Binding Effect; Assignment. The Company may assign this Agreement to any of its affiliates or their successors or assigns. This Agreement shall be binding upon and shall inure to the benefit of the Company, its affiliates and their successors and assigns. This Agreement shall be binding upon and shall inure to the benefit of the Consultant. Neither this Agreement nor any right or interest hereunder shall be assignable or transferable by the Consultant.
     6. Miscellaneous. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by the Consultant and the Company. No agreement or representations, oral or otherwise, express or implied, with respect to the subject matter hereof have been made by either party, which are not expressly set forth in this Agreement. Unless otherwise requested by the President or the Board of Directors of the Company, the Consultant shall perform the consulting services described in this Agreement off the premises of the Company and the Bank.
     7. Other Agreements. Effective September 21, 2011, the Employment Agreement dated June 30, 2006, as amended on December 18, 2008, between the Consultant and the Company (the “Employment Agreement”) shall be terminated, except for those provisions that survive termination, including but not limited to the confidentiality and non-competition provisions of Sections 4 and 6 of the Employment Agreement, provided that solely for purposes of applying the restrictions contained in Section 6(a)(i) of the Employment Agreement, the Consultant and the Company agree that the term “Restrictive Period” shall mean from the end of the day on September 21, 2011 through December 31, 2011.
     8. Notices. All notices or other communications required or permitted hereunder shall be given in writing and shall be deemed sufficient if delivered by hand (including by courier), mailed by registered or certified mail, postage prepaid (return receipt requested), or sent by facsimile transmission, as follows:
If to the Consultant:
To the address on file at the Company
If to the Company:
Centrue Financial Corporation
Attn: Board of Directors
7700 Bonhomme Avenue
St. Louis, Missouri 63105
or such other address as shall be furnished in writing by such party, and any such notice or communication shall be effective and be deemed to have been given as of the date so delivered or, if mailed upon receipt thereof; provided, however, that any notice or communication changing any of the addresses set forth above shall be effective and deemed given only upon its receipt.
     9. Severability. If any provision of this Agreement, or any application thereof to any circumstance, is invalid, in whole or in part, such provision or application shall to that extent be severable and shall not affect other provisions or applications of this Agreement.
     10. Governing Law. This Agreement shall be construed in accordance with and governed by the laws of the State of Illinois, excluding any choice of law rule requiring application of the law or any other jurisdiction.
     11. Entire Agreement. Except to the extent provided in Section 7 herein, this Agreement sets forth the entire understanding of the parties hereto with respect to the subject matter hereof and supersedes all prior and contemporaneous agreements, written or oral, between them as to such subject matter.
     12. Confidentiality. The Consultant acknowledges that preservation of a continuing business relationship between the Company, the Company’s subsidiary, Centrue Bank (the “Bank”), and their respective customers, representatives and employees is of critical importance to the continued business success of the Company and the Bank. Pursuant to the regulations of the Board of Governors of the Federal Reserve System, it is the active policy of the Company and the Bank to guard as confidential certain information not available to the public and relating to the business affairs of the Company and the Bank (“Confidential Supervisory Information”), as such term is defined in 12 C.F.R. § 261.2(b). The Consultant agrees that during the term of this Agreement and at any time thereafter he will not disclose to any person or entity any Confidential Supervisory Information that was obtained by the Consultant in the course of his employment with the Company or the Bank and in the course of the provision of services by the Consultant under this Agreement. The Consultant further acknowledges that he is aware of and agrees to abide by the prohibition on the dissemination of Confidential Supervisory Information contained in 12 C.F.R. § 261.20(g) and the Consultant further agrees not to use the Confidential Supervisory Information for any purpose other than as provided under the Agreement.
     13. Headings. The headings contained herein are solely for the purpose of reference, are not part of this Agreement and shall not in any way affect the meaning or interpretation of this Agreement.
     IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the 21st day of September, 2011.

CENTRUE FINANCIAL CORPORATION
By:	/s/ Dennis J. McDonnell
Dennis J. McDonnell
Chairman of the Board of Directors

/s/ Thomas A. Daiber
Thomas A. Daiber, Consultant

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